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                                                                   Exhibit 99(a)

                            CLEVELAND-CLIFFS UPDATES
                            ------------------------
                                OUTLOOK FOR 1999
                                ----------------


         Cleveland, OH., June 10, 1999 - Cleveland-Cliffs Inc (NYSE-CLF) today provided an update on the Company's business outlook for 1999. John S. Brinzo, Cliffs' president and chief executive officer, said, "Earnings for the second quarter and full year 1999 will be below expectations due to lower iron ore sales and production volumes and the delayed start-up of Cliffs and Associates Limited hot-briquetted iron (HBI) plant in Trinidad and Tobago."

         Iron ore consumption by United States and Canadian steelmakers continues to trail the consumption levels posted in 1998 due to the outage of several blast furnaces and imports of unfairly traded semi-finished steel slabs. Cliffs' iron ore pellet sales in the second quarter are currently expected to be about 2.2 million tons, significantly below the record high 3.9 million tons sold in the second quarter of 1998. In the years 1995 to 1997, second quarter sales averaged 2.8 million tons. Absent work stoppages related to labor contracts in the iron and steel industry, second half sales are expected to more closely approximate the sales volume in the second half of 1998. As a result, full year 1999 sales should be about 9.5 to 10.0 million tons versus record sales of 12.1 million tons in 1998.

         Cliffs' lower sales expectations are largely due to reduced hot metal production in 1999 at customer steel plants. Sales tonnage has also been lost as the result of the extended shutdown of the blast furnaces at Rouge Industries due to an explosion on February 1 at the power generating facility that supplies Rouge. Rouge resumed production in the middle of May. Cliffs is pursuing a business interruption claim under its property insurance program, which would partially mitigate the earnings impact of losing pellet sales to Rouge. However, an insurance recovery is not expected until 2000.

         We plan to end 1999 with no more pellet inventory than we had at the start of the year. Therefore, we intend to adjust production at mines in which we have an ownership interest by at least 2.0 million tons in the second half of 1999 to recognize lower sales expectations. It is premature to make any projection as to which mines might be affected by production curtailments, but given the magnitude of the reduction in our sales outlook, significant curtailments are likely at most locations.

         Despite the challenges that face Cliffs in 1999, we are encouraged by the improving steel fundamentals in North America, including lower steel imports, a reduction of steel inventories, and the continuation of strong steel demand. We are working hard to minimize the adverse impact of reduced sales and production volumes by ensuring that our managed mines are producing the highest quality product at the lowest possible cost. It is our objective to operate our production capability at full capacity in the year 2000.

         We have encountered several delays in starting-up the Cliffs and Associates Limited HBI plant in Trinidad and Tobago. While the problems are considered typical for the start-up of a new facility, this has prevented any sustained production of HBI and will have a negative effect on Cliffs' 1999 earnings. We fully expect to get the project on

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track in the second half of 1999 and take advantage of the gradually improving expectations for the ferrous metallics business.

         The difficult market conditions in 1999 for iron ore pellets and other ferrous metallics products have not caused us to alter our business strategy - quite the contrary. We remain fully committed to the development of a significant ferrous metallics business while we enhance our position as the largest supplier of iron ore products to the North American steel industry and the world's largest producer of iron ore pellets.



                                     * * * *

         Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.

         This news release contains forward-looking statements regarding sales and production volume for iron ore, which reflect forecasts of activity in the steel and iron ore industries. Actual sales and production volume could differ significantly from current expectations due to inherent risks such as lower steel and iron ore demand, higher steel imports, 1999 labor contract negotiations, or other factors. This news release also contains statements regarding the operation of the Cliffs and Associates Limited facilities which could change due to process difficulties or market factors. Although the Company believes that the forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.



Contacts
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Media:  David L. Gardner, (216) 694-5407

Financial Community, Fred B. Rice, (800) 214-0739 or (216) 694-5459

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial (800) 778-3888. New releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com